Exhibit 23.2
CONSENT OF LAPORTE SEHRT ROMIG AND HAND, A PROFESSIONAL
ACCOUNTING CORPORATION
     We hereby consent to the reference to us under the headings “Summary Consolidated Financial Information of Parish” in the Registration Statement on Form S-4 of Whitney Holding Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
/s/ LaPorte, Sehrt, Romig and Hand
LAPORTE SEHRT ROMIG AND HAND
A PROFESSIONAL ACCOUNTING CORPORATION
Covington, Louisiana
August 25, 2008